EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), entered into effective this the 31st day of December 2008, is by and between Brownshire Holdings, Inc., a Nevada corporation (the “Company”), and Steven G. Black, an individual (“Mr. Black”).

RECITALS:

WHEREAS, the Company is a non-operating public shell company the common stock of which is registered under Section 12(g) of the Exchange Act;

WHEREAS, Mr. Black desires to assume control of the Company for the purpose of locating a suitable business combination for the Company (the “Reverse Acquisition”) to maximize the value of the Company for its shareholders; and

WHEREAS, the Company is willing to issue sufficient shares of its common stock to Mr. Black to transfer control of the Company to him pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual terms and conditions of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE I

Change of Control Transaction

1.1

Sale of Stock.  At Closing, the Company agrees to sell, and Mr. Black agrees to purchase, 20,000,000 shares of the Company’s common stock for $20,000 (the “New Shares”).  The New Shares shall be issued pursuant to Section 4(2) of the Securities Act and Mr. Black shall provide such information and documentation as shall be reasonably requested by the Company to comply with such exemption from registration, including, but not limited to, a Subscription Agreement in the form of Exhibit A attached hereto.

1.2

Appointment to Board; Election of Officers.  At Closing, all officers and directors of the Company shall resign, except for Steven A. Rothstein who shall remain a director of the Company.  At Closing Mr. Black shall be elected as the President, Chief Executive Officer, Secretary and Treasurer of the Company.  Also, at Closing, Mr. Black and Joseph Nemelka shall be elected as directors of the Company effective immediately upon compliance with Rule 14f-1 under the Exchange Act.

1.3

Company Debts.  As a condition of Closing, the Company shall convert all outstanding debts, accounts payable and liabilities, whether contingent or otherwise, of the Company at Closing into one or more promissory notes payable to the debt holders.  The promissory note or notes shall bear simple interest at 2.0% per annum, shall be unsecured, will not be convertible, and will be due and payable at the closing of the Reverse Acquisition or in the event of a subsequent change of control of the Company (other than if GDSC Acquisitions LLC (“GDSC”) exercises its right to purchase stock from Mr. Black and 1st Orion Corp. (“1st Orion”) as set forth in the letter agreement of even date herewith between GDSC and 1st Orion (the “Letter Agreement”)).

ARTICLE II

Closing

2.1

Closing Date.  The closing of this Agreement (the “Closing”) shall take place at the law offices of counsel for Mr. Black, Ronald N. Vance, P.C., 1656 Reunion Avenue, Suite 250, South Jordan, Utah at 10:00 a.m., mountain time, on January 20, 2008, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE V of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).  The parties are not required to attend the Closing in person but may be permitted to participate in the Closing by telephone, provided that the Closing documents and other items are delivered at or prior to Closing.  Documents or funds provided prior to the Closing shall be held in trust by counsel for Mr. Black until delivered at Closing.

2.2

Deliveries upon Closing.  Prior to or at Closing the parties shall deliver or cause to be delivered the following documents or other items:

a.

The Company shall deliver the following to Mr. Black:

i.

A stock certificate representing the New Shares issued to Mr. Black pursuant to Section 1.1 above;

ii.

 A copy of the Subscription Agreement as set forth in Exhibit A, duly accepted by the Company;

iii.

Resignation of Norman S. Lynn as a director of the Company and of each person who is an officer of the Company, a board consent or minutes appointing Mr. Black as the President, Chief Executive Officer, Secretary and Treasurer of the Company, and a board consent or minutes appointing Mr. Black and Joseph Nemelka as directors of the Company upon compliance with Rule 14f-1 of the Exchange Act;

iv.

Copies of the promissory notes evidencing all outstanding Company debts and obligations as set forth in Section 1.3 above; and

v.

Such other documents or items reasonably requested by Mr. Black.

b.

Mr. Black shall deliver the following documents or funds to the Company:

i.

The duly executed Subscription Agreement as set forth in Exhibit A;

ii.

Immediately available funds representing the $20,000 payable to the Company for the purchase of the 20,000,000 shares as provided in Section 1.1 above;

iii.

Such other documents or items reasonably requested by the Company.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Mr. Black as follows:

3.1

Due Incorporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.  The Company has no subsidiaries.

3.2

Capitalization.   The entire authorized capital stock of the Company consists of 100,000,000 shares, of which 80,000,000 are designated as common shares and of which 10,002,400 are issued and outstanding as of the date of this Agreement, and 20,000,000 authorized preferred shares, none of which are outstanding (the “Company Shares”).  No Company Shares are held in treasury.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants (except for warrants exercisable into 500,000 shares of common stock at $0.001 per share), purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  Other than the Company Shares, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

3.4

Financial Statements.  The Company’s financial statements for the years ended December 31, 2007 and 2006, and for the six months ended June 30, 2008 and 2007, copies of which have been furnished to Mr. Black (the “Company Financial Statements”), have been prepared from, are in accordance with, and accurately reflect the books and records of the Company, and have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein.  The Company Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.  The Company Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of the Company as of the times and for the periods referred to therein; provided that no provision for any adjustments have been made in the financial statements that might result from the failure of the Company as a “going concern.”

3.5

No Adverse Effect.  Except as reflected in the Company Financial Statements, since June 30, 2008, the Company has not suffered any material adverse effect.  For purposes of this Agreement, “material adverse effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of the Company.

3.6

Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported by the Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Company, except as provided for in the Company Financial Statements or have been incurred in the normal course of business of the Company since that date.  There are no disputes as to taxes of any nature payable by the Company.

3.7

Litigation.  To the best knowledge and reasonable belief of the Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Company or its assets, properties, or business, nor does the Company know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions.  In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Company is a party adverse to the Company or has a material interest adverse to the Company.

3.8

SEC Filings.  As of their respective filing dates, each and every filing made by the Company with the Securities and Exchange Commission (the “SEC”) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and to the knowledge of the Company did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time such documents were filed.  There is no other document or report required to be filed by the Company with the SEC that has not been filed and, with the exception of the transactions contemplated hereby, no event or transaction has occurred or is presently contemplated which is required to be disclosed by the Company in any filing with the SEC.

3.9

Undisclosed Liabilities.  The Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth on the face of the balance sheet included with the Company Financial Statements (rather than in any notes thereto) or as otherwise disclosed in writing to Mr. Black prior to the date of this Agreement.

3.10

Legal Compliance.  To the best of its knowledge, the Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect.

3.11

Issuance of Shares.  The New Shares to be issued to Mr. Black upon receipt of the $20,000 as provided in Section 1.1 hereof, shall be deemed legally issued, fully paid and non-assessable outstanding shares of the Company.

3.12

Full Disclosure.  No representation or warranty by the Company contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE IV

Covenants

4.1

Access to Information.  Mr. Black and his authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Company, and the Company shall furnish or cause to be furnished to Mr. Black and his authorized representatives all information with respect to its affairs and business as Mr. Black may reasonably request.  Mr. Black shall hold, and shall cause his representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Mr. Black; (ii) becomes part of the public domain after disclosure through no fault of Mr. Black; (iii) is known to Mr. Black prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Company.  In the event this Agreement is terminated prior to Closing, Mr. Black shall, upon the written request of the Company, promptly return all copies of all documentation and information provided by the Company hereunder.

4.2

Actions Prior to Closing.  From and after the date of this Agreement and until the Closing Date, the Company shall carry on its business substantially in the same manner as heretofore, without any material changes.

4.3

Publicity.  Except for required filings under the Exchange Act, the parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

4.4

Expenses.  Each party to this Agreement shall bear his or its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

4.5

Brokerage.  Each of the parties hereto represents that he has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

4.6

SEC Filings.  The Company shall file all periodic and current reports required to be filed with the SEC for all periods after execution of this Agreement through the Closing Date; provided that the quarterly report on Form 10-Q for the quarter ended September 30, 2008, shall be filed following Closing.

4.8

Bank Accounts.  Prior to Closing the Company shall use any remaining funds in its bank accounts to pay any outstanding payables and thereafter to close such bank accounts.

4.9

Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

4.10

Mutual Indemnification.  The Company shall indemnify Mr. Black for any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) suffered by him resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Company herein, and any claims arising from the operations of the Company prior to the Closing Date.  Mr. Black shall indemnify and hold the Company harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Mr. Black herein, and any claims arising from the operations of the Company following the Closing Date.  The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement.

ARTICLE V

Conditions to Obligations to Close

5.1

Conditions Precedent to Mr. Black’s Obligations.  The obligations of Mr. Black under this Agreement are subject to the satisfaction (or waiver by Mr. Black) of the following conditions precedent on or before the Closing Date:

a.

Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of the Company contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

b.

Compliance with Agreements and Covenants.  The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

c.

Documents.  Mr. Black shall have received all of the agreements, documents and items specified in Section 2.2(a) hereof.

d.

No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition, capitalization, or business of the Company since June 30, 2008.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a material adverse effect.

e.

Actions or Proceedings.  No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

f.

Company Indebtedness and Outstanding Agreements.  On the Closing Date, all of the Company’s debts, accounts payable and liabilities, whether contingent or otherwise, shall be converted into one or more promissory notes not exceeding $150,000 in the aggregate, as set forth in Section 1.3 above.  Except for this Agreement and as expressly disclosed herein, on the Closing Date the Company will not be a party to any material agreement.

g.

Letter Agreement and Lock-up Agreement.  GDSC and 1st Orion shall have delivered to Mr. Black an executed copy of (i) the Letter Agreement and (ii) the Lock-up Agreement of even date herewith with respect to restrictions on transfer of the Company’s common stock prior to the closing of a Reverse Acquisition (the “Lock-up Agreement”).

h.

No Shareholder Vote of the Company Required.  The transactions contemplated under this Agreement will not require the approval of the Company’s shareholders.

5.2

Conditions Precedent to the Company’s Obligations.  The obligations of the Company under this Agreement are subject to the satisfaction (or waiver by the Company) of the following conditions precedent on or before the Closing Date:

a.

Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Mr. Black contained in this Agreement and the Subscription Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

b.

Compliance with Agreements and Covenants.  Mr. Black shall have performed and complied in all material respects with all of his covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

c.

Documents.  The Company shall have received all of the agreements, documents and items specified in Section 2.2(b) hereof.

d.

Letter Agreement.  GDSC and 1st Orion shall have delivered to the Company an executed copy of the Letter Agreement.

e.

Lock-up Agreement.  Mr. Black and 1st Orion shall have delivered to the Company and GDSC an executed copy of the Lock-Up Agreement.

f.

Actions or Proceedings.  No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

Termination

6.1

Method of Termination.  This Agreement may be terminated at any time prior to Closing as follows:

a.

by mutual written consent of the parties hereto;

b.

by the Company if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by Mr. Black under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 5.2 have not been met on or before the Closing Date, and, in each case, the Company is not then in material default of its obligations hereunder; or

c.

by Mr. Black if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by the Company under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 5.1 have not been met on or before the Closing Date, and, in each case, Mr. Black is not then in material default of his obligations hereunder.

6.2

Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof.  Any waiver effected pursuant to this Section 6.2 shall be binding upon all parties hereto.

ARTICLE VII

Post Closing Covenants

7.1

Use of Funds.  Following Closing the Company shall allocate the purchase price of the New Shares solely to pay the operating costs of the Company through the closing of a Reverse Acquisition or any other change of control of the Company.  Such funds shall be used primarily to pay for reasonable legal and accounting fees and edgarizing costs relating to SEC periodic reporting obligations, obtaining a trading symbol on the OTCBB, locating a target company for a Reverse Acquisition, and negotiating the terms of and closing the Reverse Acquisition.  Mr. Black will take primary responsibility as President of the Company for preparing and filing all SEC reports, obtaining a trading symbol on the OTCBB, locating a target company for a Reverse Acquisition, and negotiating the terms of and closing the Reverse Acquisition.

7.2

Future Cash Requirements.  Except as set forth in the Letter Agreement, following Closing and prior to the closing of a Reverse Acquisition or other change of control of the Company, (a) no stockholder or other person shall be required to advance funds to the Company in excess of the $20,000 paid by Mr. Black for the New Shares, and (b) the Company shall not borrow any funds except for cash requirements reasonably necessary to pay for reasonable legal and accounting fees and edgarizing costs relating to SEC reporting obligations.  Any such funds advanced or loaned to the Company shall be evidenced by one or more promissory notes which shall bear interest as set forth in the Letter Agreement, shall be unsecured, will not be convertible, and will be due and payable at the closing of the Reverse Acquisition or any other change of control of the Company (other than if GDSC exercises its right to purchase stock from Mr. Black and 1st Orion as set forth in the Letter Agreement).

7.3

Future Issuances of Capital Stock.  Except as set forth in the Letter Agreement, following Closing and prior to the closing of a Reverse Acquisition the Company shall not issue any shares of its capital stock without the prior written consent of GDSC, which consent GDSC may withhold in its sole discretion.

7.4

Access to Information.  Following Closing and prior to the closing of a Reverse Acquisition or other change of control of the Company, (a) the Company shall regularly furnish to GDSC information regarding the status of obtaining a trading symbol and completing a Reverse Acquisition, and (b) GDSC and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Company, and the Company shall furnish or cause to be furnished to GDSC and its authorized representatives all information with respect to its affairs and business as GDSC may reasonably request.  GDSC shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to GDSC; (ii) becomes part of the public domain after disclosure through no fault of GDSC; (iii) is known to GDSC prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Company.

7.5

Management.  Following Closing and prior to the closing of a Reverse Acquisition, no compensation (except for reimbursement of pre-approved out-of-pocket expenses) shall be paid to or accrued by any officer or director of the Company.  In connection with the negotiation of a Reverse Acquisition, management of the Company shall recommend to the target company that Mr. Rothstein remain a director of the Company following closing of the Reverse Acquisition, but that retaining Mr. Rothstein as a director post-closing shall not be a condition of closing a Reverse Acquisition.  Upon the closing of a Reverse Acquisition, each of the directors of the Company shall tender his or her resignation as a director, subject to retaining Mr. Rothstein as a director at the option of the target company.

7.6

Trading Symbol and Reverse Acquisition; Market Stand-off.  Following Closing Mr. Black and the Company shall use commercially reasonable efforts to (a) obtain a trading symbol for the Company’s common stock as soon as practicable and (b) consummate a Reverse Acquisition as soon as practicable after a trading symbol is obtained.

7.7

Resignation.  In the event that GDSC exercises its option to purchase shares from Mr. Black and 1st Orion as set forth in the Letter Agreement, Mr. Black shall immediately thereafter tender his resignation as an officer and director of the Company and shall cause any other person appointed as an officer or director of the Company by him to tender his or her resignation.

ARTICLE VIII

Miscellaneous Provisions

8.1

Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below (or at such other address or facsimile number as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this Section) and shall be conclusively deemed to have been duly given when:

(a)

Hand-delivered to the other party;

(b)

Received when sent by facsimile at the number set forth below;

(c)

The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the party as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

(d)

Three business days after mailing if mailed from within the continental United States by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as set forth below.

Brownshire Holdings, Inc.

660 LaSalle Place

Suite 200

Highland Park, IL  60035

Fax:  (847) 780-1008

Attn:  President

Steven G. Black

10939 N. Alpine Hwy, PMB 114

Highland, UT  84003

Fax:  (801) 772-2016

With a copy (which shall not constitute notice) to:

Ronald N. Vance

Attorney at Law

1656 Reunion Avenue

Suite 250

Salt Lake City, UT  84095

Fax:  (801) 446-8803

8.2

Default.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

8.3

Governing Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Utah (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the County of Salt Lake, State of Utah, and in no other place.

8.4

Partial Invalidity.  If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

8.5

Survival of Covenants, Etc.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of one year from the date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the other party during such period.

8.6

Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

8.7

Binding on Successors.  This Agreement will be binding on, and will inure to the benefit of, the parties and to their respective heirs, legal representatives, successors, and assigns.

8.8

Headings.  The descriptive headings of the various sections and or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

8.9

Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by both parties hereto.

8.10

Exhibits and Schedules. Each of the exhibits and schedules referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

8.11

Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

8.12

Third Party Beneficiaries.  The provisions of Sections 5.2(e), 7.3, 7.4, and 7.7 are for the express benefit of GDSC and its successors and assigns.  The provisions of Sections 7.5 are for the express benefit of Steven A. Rothstein.

8.13

Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the respective day and year set forth below.

Brownshire Holdings, Inc.

Date:  December 31, 2008

By: /s/ Steven A. Rothstein

       Steven A. Rothstein, President

Date:  December 31, 2008

By: /s/ Steven G. Black

       Steven G. Black, an individual